ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated: October 2, 2007

15 Year Non-Call 1 Year CMS Slope Steepener Notes due October 30, 2022

Linked to the 30 Year CMS Swap Rate and 2 Year CMS Swap Rate

Indicative Terms & Conditions – October 2, 2007	Offering Period: October 2, 2007 – October 25, 2007

Summary Terms

Issuer	:	Deutsche Bank AG, London Branch (Moody’s Aa1)

Offering	:	15 Year Non-Call 1 Year CMS Slope Steepener Note (the “Notes”)

Denominations	:	$1,000 per Note (minimum investment $1,000)

Coupon	:	Year 1: 10.00% per annum Years 2 – 15: Multiplier x Spread Subject to a maximum coupon of 10.00% per annum and a minimum coupon of 0.00% per annum Quarterly, 30/360, unadjusted

Multiplier	:	The Multiplier will be set on the Trade Date and will be a number between 13 and 15.

Spread	:	CMS30y – CMS2y

CMS 30y	:	Mid-market semi-annual swap rate expressed as a percentage for a USD interest rate swap transaction with a term equal to 30 years which appears on the Reuters screen ISDAFIX1 Page at 11:00 am New York time on the day that is two business days before the start of the coupon period

CMS 2y	:	Mid-market semi-annual swap rate expressed as a percentage for a USD interest rate swap transaction with a term equal to 2 years which appears on the Reuters screen ISDAFIX1 Page at 11:00 am New York time on the day that is two business days before the start of the coupon period

Payment Dates	:	30th of January, April, July and October

Call Provision	:	The Issuer has the right to call the Notes in whole, but not in part, at par beginning October 2008 and quarterly thereafter by providing 5 business days notice.

Call Price	:	100% plus accrued interest.

Redemption Amount at Maturity	:	Provided the Notes are not previously called by the Issuer, the Noteholder will receive par at maturity for each Note.

ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated: October 2, 2007

Listing	:	Unlisted – Indicative secondary pricing may be obtained on Bloomberg Page: DBUS <GO> or on the X-markets website at http://www.usxmarkets.db.com.

Business Days	:	London and New York (following business day convention)

Form of Note	:	Global, Book-Entry. The Notes will be represented by a single registered global note deposited with The Depository Trust Company.

Agents	:	Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas

Discounts and Commissions	:	The Issuer will not pay the Agents a commission in connection with the sale of the Notes.

Referral Fees	:	The Agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Note principal amount.

Custodial Fees	:	The Issuer may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Note principal amount.

Calculation Agent	:	Deutsche Bank AG, London

Security Codes	:	CUSIP: 2515A0 HA 4 ISIN: US2515A0HA43

Relevant Dates

Offering Period	:	October 2, 2007 – October 25, 2007 at 2:00 p.m. EST

Trade Date	:	October 25, 2007

Issue Date	:	October 30, 2007 (Trade Date plus three Business Days)

ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated: October 2, 2007

15 Year Non-Call 1 Year CMS Slope Steepener Notes Product Snapshot

Indicative Terms

Sample Structure:

• Issuer:	Deutsche Bank AG, London Branch (Aa1)
• Underlying Rates:	30-Year CMS Rate and 2-Year CMS Rate
• Maturity:	15 years
• Interest Rate:
Year 1	10.00% per annum
Years 2 –15 (if not called)	Multiplier x (30-Year CMS Rate – 2-Year CMS Rate) Subject to a max coupon of 10.00% per annum and a min coupon of 0.00% per annum Quarterly interest payments, 30/360
• Multiplier:	Multiplier will be set on the trade date and will be a number between 13 and 15
• Call Provision:	Callable by the Issuer 1 year from the issue date and quarterly thereafter

Positioning:

•

Investor is guaranteed to receive a coupon of 10.00% for the first year. Thereafter, the investor receives a coupon equal to the product of the Multiplier, which will be set on the trade date and will be a number between 13 and 15, and the difference between the 30-Year CMS Rate and the 2-Year CMS Rate.

•	Since 1994 the average difference between the 30-Year CMS Rate and the 2-Year CMS Rate has been 127 bps.* On September 28, 2007 the spread was 79 bps.
•

Historically, the difference between the 30-Year CMS Rate and the 2-Year CMS Rate has been inversely correlated with short-term rates like Fed Funds and 3-Month LIBOR, as shown below. Accordingly, if the Fed Funds and the 3-Month LIBOR rates decrease, the spread between the 30-Year CMS Rate and the 2-Year CMS Rate may widen.

*Past results do not indicate future performance

ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated: October 2, 2007

Upside Scenario:

•

The spread between the 30-Year CMS Rate and the 2-Year CMS Rate (the “Spread”) remains positive, and so the Investor receives quarterly interest payments between 0.00% per annum and the maximum interest rate of 10.00% per annum

Downside Scenario:

•

The Notes are principal protected. Although the Notes may pay no interest payment after the first year, Investor will always receive a payment at maturity equal to the principal amount of the Notes, subject to Issuer credit risk.

Risk Considerations:

•	The Notes may not pay interest after the first year.
•	The Notes may be called by the Issuer one year from the issue date and quarterly thereafter.
•

Liquidity and Market Risk – The Notes will not be listed on a securities exchange. DBSI intends to maintain an indicative secondary market via Bloomberg (DBUS <GO>), but two-sided liquidity may be limited.

•	Credit Risk – Investors are assuming the credit risk of the issuer.

Hypothetical Analysis for an Interest Period:

Because the 30-Year CMS Rate and the 2-Year CMS Rate may be subject to significant fluctuations, it is not possible to present a chart or table illustrating the complete range of hypothetical interest payments during the term of the Notes. The Interest Rate on the Notes during the first year will be 10.00%. Thereafter, the Interest Rate for each Interest Period will be equal to the product of the Multiplier, which will be set on the trade date and will be a number between 13 and 15, and the difference between the 30-Year CMS Rate and the 2-Year CMS Rate.

Presented below are examples of hypothetical Interest Rates for Interest Periods occurring a year or more from the Issue Date assuming a Multiplier of 13. These examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that fluctuations in the Spread could have on the interest payments, assuming all other variables remain constant.

Example 1:

The 30-Year CMS Rate exceeds the 2-Year CMS Rate by 1.50%

The Interest Rate per annum is capped at 10.00%.

Since 13 x 1.50% = 19.50% is greater than 10.00%, the Interest Rate per annum is 10.00%

Example 2:

The 30-Year CMS Rate exceeds the 2-Year CMS Rate by 0.70%

The Interest Rate per annum is 13 x 0.70% = 9.10%

Example 3:

The 2-Year CMS Rate exceeds or equals the 30-Year CMS Rate.

The Interest Rate per annum is floored at 0.00%.

ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated: October 2, 2007

Hypothetical Analysis of Effects of Fluctuations in Interest Rates on Estimated Prices

The hypothetical mid-market prices set forth in the tables below are estimated as of September 28, 2007. These prices reflect an estimate of the value of the Notes under the scenarios set forth below without any downward or upward adjustments for bid or ask prices. Effective Duration is the measure of responsiveness of the hypothetical mid-market prices of the Notes to fluctuations in the USD swap curve, taking into account that interest payments on the Notes after the first year, if any, and the likelihood of an Issuer call may fluctuate in response to changes in the level of the Spread and interest rates in general. Hypothetical Analysis results will be different at different points in time during the term of the Notes. Changes in market conditions and actual results are not limited to the scenarios below and will vary, perhaps materially, from the analysis.

The Notes will not be listed on a securities exchange and, therefore, there may be little or no secondary market for the Notes. Deutsche Bank AG and its affiliates may act as market makers for the Notes but are not required to do so. Accordingly, the hypothetical mid-market prices set forth below are provided for purposes of illustration only, and do not guarantee that investors will be able to trade their Notes at such prices, or at any prices, at any time during the term of the Notes.

Parallel Shift: The table below illustrates changes in Effective Duration and hypothetical mid-market prices of the Notes resulting from an instantaneous parallel shift in the entire USD swap curve from its level on September 28, 2007 by the number of basis points specified below. A parallel shift in the entire USD swap curve will affect the mid-market price of the Notes even though the Spread and, therefore, the Interest Rate payable on the Notes for the relevant Interest Period, will remain unchanged.

Parallel Shift
Basis Points	-100	-75	-50	-25	0	25	50	75	100
Effective Duration	3.85	4.09	4.13	4.17	4.22	4.31	4.41	4.58	4.73
Estimated Mid-Market Price %	104.15	103.15	102.11	101.05	100.00	98.94	97.85	96.72	95.56

ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated: October 2, 2007

Steepening Shift: The table below illustrates changes in Effective Duration and hypothetical mid-market prices of the Notes resulting from an instantaneous change in the USD swap curve above the 2-Year CMS Rate and, therefore, the spread between the 30-Year CMS Rate and the 2-Year CMS Rate points on the USD swap curve, from its level on September 28, 2007. The table below assumes that the 2-Year CMS Rate remains constant, whereas the 30-Year CMS Rate fluctuates by the number of basis points specified below.

Steepening Shift
Basis Points	-100	-75	-50	-25	0	25	50	75	100
Effective Duration	7.46	7.27	6.55	5.76	4.22	2.82	1.68	1.23	1.14
Estimated Mid-Market Price %	75.87	80.50	86.41	93.26	100.00	105.49	108.80	110.23	110.67

Backtested, hypothetical or simulated performance results discussed herein have inherent limitations. Unlike an actual performance record based on trading actual client portfolios, simulated results are achieved by means of the retroactive application of a backtested model itself designed with the benefit of hindsight. Taking into account historical events the backtesting of performance also differs from actual account performance because an actual investment strategy may be adjusted any time, for any reason, including a response to material, economic or market factors. The backtested performance includes hypothetical results that do not reflect the reinvestment of dividends and other earnings or the deduction of advisory fees, brokerage or other commissions, and any other expenses that a client would have paid or actually paid. No representation is made that any trading strategy or account will or is likely to achieve profits or losses similar to those shown. Alternative modeling techniques or assumptions might produce significantly different results and prove to be more appropriate. Past hypothetical backtest results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this product snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents, including term sheet No. 200, relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, term sheet No. 200 or this document if you so request by calling toll-free 1-866-620-6443.

NOT FDIC/NCUA INSURED / MAY LOSE VALUE / NO BANK GUARANTEE NOT A DEPOSIT / NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY